Exhibit 99.1

FOR IMMEDIATE RELEASE

STAMFORD INDUSTRIAL GROUP ANNOUNCES RECORD REVENUES AND EARNINGS FOR THE FIRST QUARTER 2008

•	Record Revenues of $32.7 Million; up 17.2% from 2007
•	Net income rises 75.0% to $1.4 million as compared to $0.8 million in 2007
•	Diluted Earnings Per Share of $0.03; $0.05 Per Share Before Non-Cash Items
•	Full year revenue guidance increased to $125 to $135 million

Stamford, CT, May 12, 2008 — Stamford Industrial Group, Inc. (OTC: STMF.PK. “SIG” or the “Company”), announced today financial results for the first quarter ended March 31, 2008.

First Quarter Consolidated Results

Consolidated revenue was $32.7 million, an increase of 17.2% or $4.8 million for the first quarter ended March 31, 2008, compared to $27.9 million for the first quarter ended March 31, 2007. The increase of $4.8 million is primarily due to higher sales volume resulting from increased demand for our products from existing customers of $4.7 million, as a result of increased spending in commercial and industrial construction, and infrastructure building end markets. Revenue in the elevator market and theatrical market remained flat, and scrap metal sales increased $0.1 million.

The Company’s consolidated gross profit margin was $5.6 million or 17.1% for the first quarter ended March 31, 2008, compared to $5.3 million or 19.0% for the first quarter ended March 31, 2007. Our gross profit margin percentage decreased due to significantly higher costs for raw material, increased direct labor costs associated with the ramp-up of our Essington, PA manufacturing facility, partially offset by sales volume and price increases.

The Company’s consolidated operating expenses decreased to 10.1% of revenue or $3.3 million for the first quarter ended March 31, 2008 compared to 11.5% or $3.2 million for the first quarter ended March 31, 2007. The 12.2% decrease reflects an increase in revenues and a non-recurring reduction in employee incentive compensation of $0.5 million related to stock option modifications effective in the fourth quarter 2007, offset by an increase in employment related expenses of $0.2 million, related party stock based compensation of $0.1 million, depreciation expense of $0.1 million, lease expense of $0.1 million, and general overhead of $0.1 million.

Net income for the first quarter ended March 31, 2008 was $1.4 million or $0.03 per diluted share, versus $0.8 million or $0.02 per diluted share in the first quarter last year.  Diluted earnings per share before non-cash expenses for the first quarter ended March 31, 2008 was $0.05 per share compared to guidance for the full year 2008 of $0.13 to $0.15 per diluted share.

The following chart reconciles net income and diluted earnings per share before non-cash expenses:

Reconciliation of GAAP EPS to Non-GAAP EPS	March 31, 2008
(unaudited)	Three Months Ended
	(unaudited)
	(in millions)	(per share Diluted)
Net income - Diluted EPS	$1.4	$0.03

Deferred stock compensation expense	0.2	0.01
Depreciation and amortization expense	0.6	0.01
Related party stock expense	0.2	0.00
Total non-cash expenses:	$1.0	$0.02
Net income - Diluted EPS before non-cash expenses	$2.4	$0.05

Adjusted EBITDA Results

Earnings before interest, taxes, depreciation and amortization, deferred stock-based compensation, incentive compensation, other expense and related party stock and cash fees (‘‘Adjusted EBITDA’’) for the first quarter ended March 31, 2008 decreased by 2.8% to $3.4 million as compared to Adjusted EBITDA of $3.5 million for the first quarter ended March 31, 2007. Within this press release is a reconciliation of net income as reported to Adjusted EBITDA.

Stamford Industrial Group’s Chief Executive Officer Al Weggeman commented, “We are pleased with the way the year has started. We continued to experience robust sales growth across all of our end market segments. Our first quarter 2008 revenue was approximately $33 million, representing approximately 17% growth over the same period last year and approximately 24% growth from the prior quarter. Our gross margins for the first quarter reflect the price increases and other operational actions we implemented in the business. This resulted in first quarter gross margins of approximately 17% from the approximate 11% in the prior quarter. We are focused on continual margin improvement, through higher value added product mix, and believe that additional margin upside may be obtained in 2008. In terms of our guidance for the rest of 2008, based on current market visibility and customer build forecasts we are raising our full-year 2008 revenue to the range of approximately $125 to $135 million, from the range of $114 to $120 million.

With respect to our acquisition program we continued to see a strong flow of acquisition targets from both investment banks and internally generated proprietary deals. Our acquisition program is focused on building a diversified industrial growth company providing engineered products and solutions for global niche markets. We continue to seek acquisitions with transactions generally valued at up to $150 million and having an EBITDA range of $5 to $25 million in the engineered component product market.”

Cash Flow

Cash used in operating activities was $0.5 million for the first quarter ended March 31, 2008, reflecting net income of $1.4 million, depreciation and amortization of $0.6 million, non-cash deferred stock-based compensation of $0.2 million, and change in working capital of $2.7 million.

Free cash flow, defined as net cash used in operating activities less capital expenditures, was $0.7 million.

Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(in thousands - unaudited)

Three Months Ended
March 31, 2008
Net cash used in operating activities	$(457)
Less: Capital expenditures - Non-recurring	$(279)
Less: Capital expenditures - Maintenance	$-
Free Cash flow	$(736)

Free cash flow, which represents net cash used in operating activities less capital expenditures, is presented in the earnings release because management believes that free cash flow is a common alternative to measure liquidity.

Balance Sheet

As of March 31, 2008, the Company reported:

•
Total debt (short-term, current portion and long-term) was $30.3 million at March 31, 2008 compared to $30.8 million at December 31, 2007. The decrease in debt is due to payments on long-term debt of $1.0 million offset by additional borrowings from the Company’s line of credit facility of $0.5 million to purchase fixed assets and fund working capital.

Net Operating Loss Carryforwards

The Company estimates that it presently has available approximately $121 million of federal net operating loss carryforwards for federal income tax purposes.

Guidance

The Company’s revised anticipated full year 2008 financial performance is as follows:

•	From revenues of approximately $114 to $120 million to $125 to $135 million, representing approximately 10 to 18% growth from 2007.

•	Capital expenditures for the full year 2008 are anticipated to be approximately $1.1 million.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company also believes that presentation of certain non-GAAP measures, i.e., EBITDA, Adjusted EBITDA, Free Cash Flow and EPS before non-cash expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides, to the nearest GAAP measures, a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures in the financial tables within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Conference Call Scheduled For May 12, 2008, At 5:30 P.M. (Eastern Standard Time)

The Company will host a conference call on Monday, May 12th at 5:30 p.m. Eastern Standard Time. The call will compare Stamford Industrial Group’s consolidated results of operations for the three months ended March 31, 2008 to the consolidated results of operations for the three months ended March 31, 2007. The conference call will be followed by a question-and-answer session. To participate in this call, dial (866) 901-2585 any time after 5:20 p.m. Eastern Standard Time. International callers should dial (404) 835-7099.

About Stamford Industrial Group, Inc.

Stamford Industrial Group, Inc. is working to build a diversified global industrial manufacturing group through organic and acquisition growth initiatives that will complement and diversify existing business lines. Concord Steel, Inc., a wholly owned subsidiary of Stamford Industrial Group, acquired in October 2006, is a leading independent manufacturer of steel counter-weights and structural weldments that are incorporated into a variety of industrial equipment, including aerial work platforms, cranes, elevators and material handling equipment.

Additional information about Stamford Industrial Group, Inc. can be found at http://www.Stamfordig.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our ability to implement our acquisition growth strategy and integrate and successfully manage any businesses that we acquire, our ability to continue to grow revenues in our operating divisions, our ability to use our net operating loss carry forward, changes in the Company’s relationship with customers, changes in the demand for counterweights or the growth of the construction industry, the price of steel, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.stamfordig.com or the Securities and Exchange Commission’s web site at www.sec.gov.

For more information, contact:
Albert W. Weggeman, CEO
(203) 428-2200
AWeggeman@Stamfordig.com

Jonathan LaBarre, CFO
(203) 428-2200
JLaBarre@Stamfordig.com

- Tables follow -

STAMFORD INDUSTRIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2008	March 31, 2007

Revenues	$32,677	$27,904
Cost of revenues	27,112	22,566
Gross margin	5,565	5,338
Operating expenses:
Sales and marketing	415	372
General and administrative	2,703	2,728
Related party stock compensation	177	129
Total operating expenses	3,295	3,229

Income from operations	2,270	2,109

Other (expense) income:
Interest income	1	6
Interest expense	(790)	(671)
Other income (expense)	27	(122)
Total other (expense) income, net	(762)	(787)

Income before taxes	1,508	1,322

Provision for income taxes	89	570
Net income	$1,419	$752

Basic net income per share	$0.03	$0.02
Shares used in basic calculation	41,836	41,676

Diluted net income per share	$0.03	$0.02
Shares used in diluted calculation	47,830	49,554

-More-

STAMFORD INDUSTRIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$—	$1,236
Accounts receivable, net	16,327	8,341
Inventories	14,198	13,825
Deferred tax asset	2,684	2,684
Prepaid expenses and other current assets	247	496
Total current assets	33,456	26,582

Property, plant and equipment, net	8,638	8,608

Deferred financing costs, net	606	645
Intangible assets, net	20,262	20,524
Deferred tax asset	5,368	5,368
Other assets	205	210
Total assets	$68,535	$61,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$5,786	$5,286
Current portion of long-term debt	4,000	4,000
Accounts payable	12,946	7,768
Accrued expenses and other liabilities	3,073	2,815
Total current liabilities	25,805	19,869

Long-term debt, less current portion	20,533	21,533
Other long-term liabilities	1,028	889
Total liabilities	47,366	42,291

Commitments and contingencies

Stockholders’ equity:
Preferred stock — $.0001 par value; 5,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.0001 par value; 100,000 shares authorized; 41,858 and 41,801 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	3	3
Additional paid-in capital	246,450	246,346
Accumulated deficit	(225,284)	(226,703)
Total stockholders’ equity	21,169	19,646
Total liabilities and stockholders’ equity	$68,535	$61,937

-More-

STAMFORD INDUSTRIAL GROUP, INC.
Reconciliation of Net Income as Reported to Adjusted EBITDA (UNAUDITED)
(in thousands)

	March 31, 2008	March 31, 2007

Net income	$1,419	$752
Taxes	89	570
Interest expense	789	665
Other (income) expense	(27)	122
Income from operations	2,270	2,109
Depreciation - CGS	160	66
Depreciation - Admin	89	13
Amortization	262	262
EBITDA	2,781	2,450
Deferred stock-based compensation	230	730
Incentive compensation	135	81
Related party consulting fee	125	125
Related party stock fee	177	129
Adjusted EBITDA	$3,448	$3,515

EBITDA, represents earnings before interest, taxes, depreciation and amortization and other special items. Adjusted EBITDA includes EBITDA and additonal non-cash items of deferred stock-based compensation, incentive compensation, Kanders & Company stock and cash fees and excludes amortization of certain tax deductible intangibles, a portion or all of which are not being amortized for book purposes. Adjusted EBITDA is presented in the earnings release because management believes that Adjusted EBITDA, as defined above, is a common alternative to measure value and performance. We cannot assure you that this measure is comparable to similarly titled measures presented by other companies.